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                                                    23.1 Consent of Accountant

SELLERS & ASSOCIATES, P.C.
3785 HARRISON BLVD., STE 101
OGDEN, UTAH 84403


                        CONSENT OF INDEPENDENT AUDITORS


Unico, Inc. and Subsidiaries
Pompton Lakes, NJ

We have issued our report dated March 30, 2000, relating to the financial statements of Unico, Inc. and Subsidiaries for the years ended December 31, 1988 and December 31, 1999 appearing in the Company's Annual Report on Form 10-KSB. Such report has been incorporated by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


/s/ Sellers & Associates

/s/ Richard E. Sellers


Ogden, Utah
March 29, 2001